Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

September 13, 2006

MIDWEST AIR GROUP REPORTS AUGUST PERFORMANCE

Milwaukee, Wisconsin, September 13, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported August performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. – Performance Report
					Eight Months Ended
	August				August 31,
	2006	2005	% Change		2006	2005	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	361,707	306,201	18.1		2,785,714	2,238,447	24.4
Scheduled Service Available Seat Miles (000s)	460,464	421,681	9.2		3,585,566	3,065,785	17.0
Total Available Seat Miles (000s)	462,262	423,241	9.2		3,630,507	3,102,677	17.0
Load Factor (%)	78.6%	72.6%	6.0	pts.	77.7%	73.0%	4.7	pts.
Revenue Yield (estimate)	$0.1464	$0.1348	8.6		$0.1427	$0.1326	7.7
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1150	$0.0979	17.5		$0.1109	$0.0968	14.6
Total Revenue per Total ASM (estimate)	$0.1269	$0.1090	16.4		$0.1231	$0.1087	13.2
Number of Flights	9,726	9,532	2.0		74,297	69,918	6.3
Into-plane Fuel Cost per Gallon (estimate)	$2.36	$1.89	24.6		$2.19	$1.72	27.1

Midwest Airlines Operations
Origin & Destination Passengers	318,862	277,003	15.1		2,458,021	1,994,335	23.3
Scheduled Service Revenue Passenger Miles (000s)	337,108	283,846	18.8		2,608,913	2,078,027	25.5
Scheduled Service Available Seat Miles (000s)	426,511	388,342	9.8		3,328,429	2,811,275	18.4
Total Available Seat Miles (000s)	428,309	389,903	9.9		3,373,004	2,847,900	18.4
Load Factor (%)	79.0%	73.1%	5.9	pts.	78.4%	73.9%	4.5	pts.
Revenue Yield (estimate)	$0.1298	$0.1169	11.0		$0.1272	$0.1155	10.2
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1026	$0.0854	20.1		$0.0997	$0.0853	16.8
Total Revenue per Total ASM (estimate)	$0.1163	$0.0984	18.2		$0.1138	$0.0992	14.7
Average Passenger Trip Length (miles)	1,057	1,025	3.2		1,061	1,042	1.9
Number of Flights	4,725	4,279	10.4		36,036	29,879	20.6
Into-plane Fuel Cost per Gallon (estimate)	$2.35	$1.88	24.9		$2.18	$1.71	27.4

Midwest Connect Operations
Origin & Destination Passengers	78,162	77,403	1.0		560,886	551,087	1.8
Scheduled Service Revenue Passenger Miles (000s)	24,599	22,354	10.0		176,802	160,419	10.2
Scheduled Service Available Seat Miles (000s)	33,953	33,338	1.8		257,136	254,510	1.0
Total Available Seat Miles (000s)	33,953	33,338	1.8		257,503	254,777	1.1
Load Factor (%)	72.4%	67.1%	5.3	pts.	68.8%	63.0%	5.8	pts.
Revenue Yield (estimate)	$0.3743	$0.3625	3.3		$0.3724	$0.3543	5.1
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2712	$0.2430	11.6		$0.2560	$0.2233	14.6
Total Revenue per Total ASM (estimate)	$0.3012	$0.2658	13.3		$0.2871	$0.2373	21.0
Average Passenger Trip Length (miles)	315	289	9.0		315	291	8.3
Number of Flights	5,001	5,253	(4.8)		38,261	40,039	(4.4)
Into-plane Fuel Cost per Gallon (estimate)	$2.41	$1.96	22.6		$2.23	$1.78	25.5

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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